Exhibit 99.1

Celldex Appoints Freddy A. Jimenez, Esq. as Senior Vice President and General Counsel

HAMPTON, N.J., January 4, 2021 -- Celldex Therapeutics, Inc. (Nasdaq:CLDX) today announced the promotion of Freddy A. Jimenez, Esq. to Senior Vice President and General Counsel, effective January 1, 2021. Over the span of a 30 year career in the biopharmaceutical industry, Mr. Jimenez has been responsible for the development and execution of comprehensive legal and compliance strategies as well as coordination of legal expertise to support research and development, commercial and business efforts. Mr. Jimenez joined Celldex as Vice President, Law and Compliance in February 2016, serving as the Company’s chief counsel and compliance officer as well as providing executive leadership of information technology.

"Freddy’s legal expertise and deep experience in regulatory law, compliance and strategy have greatly benefited Celldex during his tenure and I am confident he will excel in this expanded leadership role,” said Anthony Marucci, Co-founder, President and Chief Executive Officer of Celldex Therapeutics.

“2021 will be an important year for Celldex and I look forward to continuing to work closely with my Celldex colleagues as we advance a novel pipeline that I believe holds significant scientific and clinical promise,” said Freddy Jimenez, Esq., Senior Vice President and General Counsel.

Prior to joining Celldex in 2016, Mr. Jimenez spent 23 years at Johnson & Johnson (J&J) in various roles, including head of the pharmaceutical regulatory legal group for J&J where he coordinated legal strategy, deployment, and provided advice and counsel regarding regulatory, compliance, and fraud and abuse matters to pharmaceutical and biopharmaceutical affiliates of J&J and to the North America Leadership Team. During his tenure at J&J, he received six J&J Standards of Leadership Awards. Mr. Jimenez also worked in the Food & Drug Practice at the Washington DC-based law firm of Akin Gump Strauss Hauer & Feld LLP. He is on the Board of Directors and is General Counsel for the Food and Drug Law Institute and has authored numerous publications focused on regulatory law and compliance.

Mr. Jimenez received his JD from the Rutgers School of Law – Newark and completed his undergraduate work at Brandeis University with a B.A. in Biology and Certificate in the Legal Studies Program.

About Celldex Therapeutics, Inc.

Celldex is a clinical stage biotechnology company dedicated to developing monoclonal and bispecific antibodies that address devastating diseases for which available treatments are inadequate. Our pipeline includes antibody-based therapeutics which have the ability to engage the human immune system and/or directly effect critical pathways to improve the lives of patients with inflammatory diseases and many forms of cancer.

CONFIDENTIAL DRAFT

Forward Looking Statement

This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as "believes," "expects," "anticipates," "intends," "will," "may," "should," or similar expressions. These forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to successfully complete research and further development and commercialization of Company drug candidates; the effects of the outbreak of COVID-19 on our business and results of operations; the uncertainties inherent in clinical testing and accruing patients for clinical trials; our limited experience in bringing programs through Phase 3 clinical trials; our ability to manage and successfully complete multiple clinical trials and the research and development efforts for our multiple products at varying stages of development; the cost of paying development, regulatory approval and sales-based milestones under our merger agreement with Kolltan, including the cost, timing, and outcome of our declaratory judgment action against the Kolltan stockholder representative with respect to certain of those milestones; the availability, cost, delivery and quality of clinical and commercial grade materials produced by our own manufacturing facility or supplied by contract manufacturers, who may be our sole source of supply; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the Company's programs to continue to develop; our ability to protect the Company's intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company's products; our ability to continue to obtain capital to meet our long-term liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that we have initiated or plan to initiate; and other factors listed under "Risk Factors" in our annual report on Form 10-K and quarterly reports on Form 10-Q.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Sarah Cavanaugh

Senior Vice President, Corporate Affairs & Administration

Celldex Therapeutics, Inc.

(781) 433-3161

scavanaugh@celldex.com